Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 12, 2006 accompanying the consolidated financial statements and schedule included in the Annual Report of APA Enterprises, Inc. on Form 10-K for the year ended March 31, 2006, which are incorporated by reference in the Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

August 22, 2006